Exhibit 10.1

SEPARATION AGREEMENT

This Agreement is between Douglas Dynamics, Inc. and Douglas Dynamics, LLC on the one side (which in this Agreement are collectively referred to as the “Company” or “Douglas Dynamics”) and Linda Evans on the other side, who is referred to as “Employee” or “Linda.”

1.    Background. Linda has advised Douglas Dynamics that she has decided to resign her employment with the Company and retire, effective January 2, 2025 (the “Separation Date”). Linda has an Amended and Restated Employment Agreement dated October 31, 2022 (the “Employment Agreement”) that provides certain benefits if Linda provides advance notice of her retirement; the Company is treating Linda’s notice as having satisfied such requirement under this Agreement. Both Linda and Douglas Dynamics desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement and in accord with Linda’s Employment Agreement. Linda also acknowledges, agrees and represents that she has been paid and has received all compensation and/or other amounts due that she earned on or before the date she signed this Agreement, including but not limited to all wages, salary, bonuses, incentive compensation, accrued vacation, sick and personal day pay. Linda further agrees that Douglas Dynamics’s payment and her receipt of all compensation due her earned on or before the date she signed this Agreement is not and has not been conditioned upon her execution of this Agreement. Finally, Linda and the Company agree and acknowledge that this Agreement is not intended to modify or eliminate any rights or benefits to which Linda is entitled under the Company’s Nonqualified Deferred Compensation Plan or any other Plan that provides equity-related or long-term incentive awards, and that such awards shall be treated consistent with the terms of the plans under which both or either have been awarded to Linda.

2.    Employment Termination. Linda understands that her employment with Douglas Dynamics will be considered concluded effective the Separation Date, based on her resignation and desire to retire. Douglas Dynamics is willing to provide Linda with certain severance benefits if she executes a separation agreement acceptable to Douglas Dynamics:  this is that separation agreement.

3.    Severance Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 17), and Linda honoring all of its terms, the Company will provide Linda with the following benefits.

a.    COBRA Pay. Initially, any health benefits (medical, dental, vision, prescription) that Linda received while employed will be continued through January, 2025, which is the “Benefits Period.” To the extent applicable, Linda will be separately notified of COBRA or other benefit continuation rights and any necessary steps to activate such coverage. If Linda wishes to elect continuation coverage, Linda is fully responsible to take all necessary steps for such continuation, including completion of the COBRA application. Second, should Linda elect COBRA coverage, pursuant to the Employment Agreement, the Company has already agreed that she and/or the eligible members of her family shall pay no more than the rate charged to its employees by the Company at the time of such payments for a period of twelve (12) months (that is, through January 2026), and that the Company shall pay for the employer portion of providing such healthcare coverage during this period. This benefit will be provided irrespective of whether Linda accepts and executes this Agreement or not. However, thirdly, if Linda does accept and execute this Agreement (and thereafter does not revoke the same), then the Company shall pay its share for an additional six (6) months of COBRA benefits and Linda and/or her beneficiaries shall not have to pay any amount greater than that charged to other employees for this additional period. That is, if this Agreement is accepted and executed by Linda (and not subsequently revoked) instead of twelve months, the Company shall provide Linda with eighteen (18) months of Company-pay COBRA benefits. However, if payment of the employer portion shall result in an excise tax to the Company, the Company shall no longer be responsible for payment of the employer portion, and either Linda and/or the eligible members of her family shall be responsible for all payments required to maintain the COBRA coverage. Linda understands that she will be responsible for the full COBRA premium after the period identified in this paragraph ends.

4.    Acknowledgement. Linda understands that the additional six months’ Company-supported COBRA benefits, provided in paragraph 3.a. will not be provided unless she accepts this Agreement, it becomes effective (see paragraph 17), reaffirms her acceptance of this Agreement subsequent to the Separation Date, and she continues to honor all of its terms.

5.    Reaffirmation of this Separation Agreement and Release. Linda acknowledges and agrees that her receipt of three (3) of the six (6) months of extended benefit set forth in paragraph 3.a. in this Agreement, is conditioned upon her reaffirmation of her commitments in this Agreement, including her release of any and all claims pursuant to paragraph 6 for the period of time from the date on which initial execution is made through the date on which the subsequent execution is made, by re-executing this Agreement after the Separation Date but within five (5) business days of the Separation Date. Linda acknowledges and agrees that this paragraph 5 does not in any way alter the terms and conditions set forth in paragraphs 17 or 24 of this Agreement. Violation of the terms of this paragraph 5 shall not render the Agreement void but shall mean that Linda shall not be eligible to receive the benefit outlined in paragraph 3.a. beyond the first three-month period.

6.    Release. Linda understands and agrees that her acceptance of this Agreement means that, except as stated in paragraph 8, she is forever waiving and giving up any and all claims she may have, whether known or unknown, against Douglas Dynamics, its subsidiaries and related companies, their insurers, their employees and agents for any personal monetary relief for herself, benefits or remedies that are based on any act or failure to act that occurred before she signed this Agreement. Linda understands that this release and waiver of claims includes claims relating to her employment and the termination of her employment; any Company policy, practice, contract or agreement (including the Employment Agreement); any tort or personal injury; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination or retaliation including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Older Worker Benefits Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, and any state or local laws, including but not limited to the Wisconsin Fair Employment Act; any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorney fees, costs or expenses. LINDA UNDERSTANDS THAT THIS AGREEMENT RELEASES ALL CLAIMS BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE OF THIS AGREEMENT, EVEN IF SHE DOES NOT, AT THE TIME SHE SIGNS THIS AGREEMENT, HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS.

7.    No Disparagement. Linda agrees not to make critical, negative, or disparaging remarks about the Company, its products/services, its employees or agents to others. Linda also agrees not to disclose personal or private information about the Company or its employees, agents or clients. To the extent the NLRA applies to Linda, she understands that nothing in this paragraph 7 is intended to prohibit her from any activity that constitutes a concerted, protected activity under the NLRA, including commenting upon her terms and conditions of employment, or the end of her employment; and the obligations in this paragraph shall be interpreted consistent with the NLRA, but only to the extent the NLRA applies to Linda.

8.    Claims Not Waived. Linda understands that this Agreement does not waive any claims that she may have: (a) arising from acts or conduct occurring after the date that she signs the Agreement unless she signs again consistent with the reaffirmation requirement under paragraph 5, but then, Linda understands that she is not waiving any claim arising from acts or conduct occurring after the date of her reaffirmation signature; (b) for compensation for illness or injury or medical expenses under any worker's compensation statute; (c) for benefits under any plan currently maintained by the Company that provides for retirement benefits (however, Linda agrees and acknowledges that the value of the benefits provided in paragraph 3.a. above shall not be considered or included for purposes of any retirement benefit contribution or plan); (d) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; (e) any claim for breach of this Agreement; (f) for any claim or right under any Plan applicable to Linda that involves equity-related or long-term incentive awards or deferred compensation; or (g) any claim that by law cannot be released or waived.

9.    Government Cooperation. Nothing in this Agreement prohibits Linda from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar State agency. Further, Linda understands that nothing in this Agreement (including any obligation in paragraphs 6, 7, or 10 or their subparagraphs) prohibits her from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation. Additionally, Linda understands that she does not need the prior authorization of the Company to make any such reports or disclosures, and she is not required to notify the Company that she made such reports or disclosures. Finally, Linda represents and admits that she is not aware, as of the date on which she executes this Agreement, of any conduct, misconduct, action or proposed action that would, in her good faith belief, constitute a violation of any obligation(s) owed by the Company that would give rise to a report by Linda such as that described under this paragraph, or by law.

10.    Confidentiality & Non-Solicitation Obligations. To the extent Linda has executed an agreement with the Company that restricts her use of confidential information or competitive activities after her employment ends, or is subject to such restrictions under based on any Plan associated with equity-related or long-term incentive awards or deferred compensation, she expressly reaffirms those commitments, and this paragraph (and all subparagraphs) shall supplement those obligations and not replace them unless the prior obligations are unenforceable as a matter of law, in which case just the obligations below on this topic shall apply. Whether Linda has executed a prior agreement that restricts her use of confidential information or competitive activities or not, she acknowledges that the severance benefits made available to her in this Agreement are partly provided in return for her agreement to the subparagraphs immediately below.

a.    Background. Linda acknowledges that during the course of her employment for Douglas Dynamics, she was provided access to and was permitted to use confidential information (as defined in subparagraph 10.b. below) and / or trade secrets, which could be used by her in the future to gain an unfair competitive advantage if she did not comply with the provisions in this paragraph. Therefore, she agrees to the confidentiality obligations in subparagraph 10.b.:

b.    Confidentiality. Linda agrees to hold in strict confidence and, except as Douglas Dynamics may otherwise authorize in writing, not disclose to any person, entity or organization, any confidential information that she received, acquired or reviewed in connection with the performance of her employment on behalf of Douglas Dynamics. For purposes of paragraph 10 (and the subparagraphs), “confidential information” includes Douglas Dynamics’s customer/client information, proprietary supplier information, proprietary product information, proprietary design and construction information, proprietary pricing and profitability information, proprietary sales and marketing strategies and techniques, proprietary research and development information, proprietary prototype information (if any), proprietary efficacy studies (if any), proprietary CAD and other drawings, blue prints or designs, and proprietary business ideas or practices. The restriction on use and disclosure contained in this subparagraph shall not apply to such information that is of general knowledge in the industry through no fault or act of her own. And the restriction in this subparagraph shall apply for two (2) years from the Separation Date. Finally, the restriction in this subparagraph is not intended to, nor does it, preclude Linda from any competitive employment – Linda is merely precluded from using any confidential information in such employment or otherwise if not for Douglas Dynamics’s benefit.

c.    No Conflict with NLRA Intended. Linda understands that nothing in this paragraph 10, or any of its subparagraphs, is intended to conflict with any requirements under the NLRA or prohibit her from engaging in actual protected concerted activity under the NLRA, such as discussing the terms or conditions of her employment, compensation, or end of employment.

d.    Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement (or any prior agreement on confidentiality to which Linda may be subject) diminishes or limits any protection granted by law to trade secrets or relieves Linda of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which Linda may be subject) is intended to discourage her from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

(i)         An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)         An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which Linda may be subject) shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11.    Non-admission. Linda and the Company both acknowledge and agree that nothing in this Agreement is meant to suggest that the Company has violated any law or contract or that she has any claim against the Company.

12.    Voluntary Agreement. Linda acknowledges and states that she has entered into this Agreement knowingly and voluntarily.

13.    Consulting An Attorney. Linda acknowledges that the Company has told her that she should consult an attorney of her own choice about this Agreement and every matter that it covers before signing this Agreement.

14.    Obligation to Pay Attorney Fees and Costs. Linda understands and agrees that if she violates any of the commitments she has made in this Agreement, the Company may seek to recover the value of the benefits provided in paragraph 3.a. of this Agreement, with the exception of One Thousand Dollars ($1,000), and that, except as provided in paragraph 15, she will be responsible for paying the actual attorney fees and costs incurred by the Company in enforcing this Agreement or in defending a claim released by paragraph 6.

15.    Exception to Attorney Fees Obligation. The obligation to pay the Company’s attorney fees and costs does not apply to an action by Linda regarding the validity of this Agreement under the ADEA.

16.    Complete Agreement. Except as provided in paragraphs 8 and 10, Linda understands and agrees that this document contains the entire agreement between she and the Company relating to her employment and the termination of her employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that she may not rely on any such prior agreements or discussions.

17.    Effective Date and Revocation. This Agreement shall not be effective until seven (7) days after Linda signs it and returns it to Sarah Lauber, Executive VP & CFO. During that seven (7)-day period, Linda may revoke her acceptance of this Agreement by delivering to Sarah a written statement stating she wishes to revoke this Agreement or not be bound by it.

Linda shall similarly have seven (7) calendar days to revoke her reaffirmation required in paragraph 5. Any revocation of the reaffirmation should be in writing and delivered to Sarah, by no later than the end of the seventh (7th) calendar day of this reaffirmation revocation period. Linda understands and agrees that, should she exercise this right of revocation of her reaffirmation, she shall not be entitled to three (3) months of the benefit set forth in paragraph 3.a. Linda also understands and agrees that any revocation of her reaffirmation signature shall mean that the Agreement shall still be effective, but not as to any claims that may have arisen between the dates on which Linda initially signs this Agreement and the date on which Linda signs in reaffirmation. In addition, Linda understands and agrees that this Agreement may be executed by her and the Company in counterparts and that facsimile, copy or .pdf signatures shall be considered just as effective as original signatures.

18.    Final and Binding Effect. Linda understands that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement she may be giving up legal rights.

19.    Future Cooperation. Linda also agrees to cooperate with the Company in the future and to provide to the Company truthful information, testimony or affidavits requested in connection with any matter that arose during her employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment she may have at the time of request. The Company agrees to reimburse Linda for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by the Company.

20.    Return of Property. Linda acknowledges an obligation and agrees to return all Company property, unless otherwise specified in this paragraph. This includes, whether in paper or electronic form, all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, iPads, personal digital assistants, cellular telephones, iPhones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of the Company. In addition, Linda agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or is maintained by the Company or on Company property. Further, Linda acknowledges an obligation and agrees not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops.

21.    Divisibility of Agreement or Modification by Court. Linda understands that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. Linda agrees that in the event that any provision of this Agreement is held to be invalid, it shall be, to the extent permitted by law, modified as necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then Linda understands and agrees that such provision shall be considered expunged (eliminated), and she further agrees that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by her after the expungement (elimination) of the invalid provision.

22.      Representations. By signing this Agreement, Linda represents that she has read this entire document and understands all of its terms.

23.    Performance Through Separation Date. To the extent the Separation Date is after the date on which this Agreement is given to Linda for her consideration, she understands and acknowledges that her receipt of the benefits provided in paragraph 3.a. is contingent on her continued performance of her duties and responsibilities at a level acceptable to the Company through the Separation Date. Further, should Linda be terminated prior to the Separation Date due to poor performance, misconduct, poor attendance or the like, or if she should resign her employment prior to the Separation Date, this Agreement shall be considered null and void and of no effect, and Linda shall not receive any of the benefits outlined in paragraph 3.a. above.

24.     21-Day Consideration Period. Linda may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day she received it. If this Agreement is not signed, dated, and returned to Sarah within twenty-two (22) days, the offer of severance benefits described in paragraph 3.a. will no longer be available. Linda acknowledges that should she sign and return this Agreement within the 21-day period identified in this paragraph, she is knowingly waiving whatever additional time he may have up to the conclusion of the 21-day period for consideration of this Agreement.

25.    Resignation of All Officer-ships and Directorships. To the extent Linda holds an officer-ship, managing member position or directorship with the Company or any of its affiliates, related or associated entities, she acknowledges her resignation from all such positions with the Company or any of its affiliates, effective December 31, 2024. To the extent an affirmative notice of such resignation is necessary, this Agreement shall serve as such notice.

26.     Exclusive Jurisdiction and Venue/Jury Waiver. Linda and Douglas Dynamics agree that this Agreement shall be applied and interpreted under the laws of the State of Wisconsin, without regard to conflict of law principles. Any dispute relating to this Agreement shall be brought only in a state or federal court with jurisdiction in Milwaukee, Wisconsin; both Linda and Douglas Dynamics consent to the exclusive jurisdiction and venue of such courts. IN ADDITION, LINDA AND THE COMPANY BOTH ACKNOWLEDGE AND AGREE THAT EACH, BY EXECUTING THIS AGREEMENT, IS AFFIRMATIVELY WAIVING ANY RIGHT OR OPPORTUNITY TO HAVE ANY SUCH DISPUTE RESOLVED BY A JURY, AND SUCH DISPUTES SHALL ONLY BE RESOLVED BY THE COURT.

Employee:

Signature:	/s/ Linda Evans	Date Signed:	December 18, 2024

Printed Name:	Linda Evans

REAFFIRMATION SIGNATURE (not to be signed before Separation Date):

Company:

Signature:	/s/ Sarah Lauber

Printed Name:	Sarah Lauber

Its (title):	Executive VP & CFO

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